SHAREHOLDER SERVICING AGREEMENT

THIS AGREEMENT dated as of June 16, 2026, by and between each of the entities listed on Schedule A, each severally and not jointly (each, a “Fund” and, collectively, the “Funds”), each of which is a closed-end management investment company registered with the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and J.P. Morgan Institutional Investments Inc. (“Shareholder Servicing Agent”), a registered broker-dealer incorporated under the laws of the State of Delaware (“Agreement”). THIS AGREEMENT SHALL BE EFFECTIVE JUNE 16, 2026.

WITNESSETH:

WHEREAS, each Fund wishes to have the Shareholder Servicing Agent provide certain services for holders or beneficial owners of certain classes of shares (“Shares”) of the Fund, all as now or hereafter may be identified on Schedule B hereto as such Schedule may be amended from time to time and Shareholder Servicing Agent wishes to act as the Shareholder Servicing Agent; and

NOW, THEREFORE, EACH FUND AND SHAREHOLDER SERVICING AGENT HEREBY AGREE AS FOLLOWS:

1.

APPOINTMENT. Shareholder Servicing Agent hereby agrees to perform certain services for holders or beneficial owners of Shares (“Shareholders”) with respect to the Shares of each Fund, all as set forth on Schedule B hereto as may be amended from time to time.

2.	SERVICES TO BE PERFORMED.

2.1. SHAREHOLDER SERVICES AND RELATED SERVICES. Shareholder Servicing Agent (or its affiliate) shall provide or cause its agents to provide any combination of the personal shareholder liaison services and Shareholder account information services (“Shareholder Services”) described in Section 2.2 of this Agreement or other related services (“Other Related Services”) described in Section 2.3 of this Agreement.

2.2. SHAREHOLDER SERVICES. For purposes of this Agreement, Shareholder Services shall include:

(a)

Answering Shareholder inquiries (through electronic and other means) regarding account status and history, the manner in which purchases and redemptions, tenders or repurchases (as applicable) of the Shares may be effected, and certain other matters pertaining to the Fund;

(b)	Providing Shareholders with information through electronic means;

(c)	Furnishing Shareholder sub-accounting;

(d)	Providing and maintaining pre-authorized investment plans;

(e)	As applicable, assisting Shareholders in completing a subscription agreement, application forms, designating and changing dividend options, account designations, and addresses;

(f)

Arranging for or assisting Shareholders with respect to the wiring of the funds to and from Shareholder accounts in connection with Shareholder orders to purchase, redeem, tender or repurchase (as applicable) or exchange Shares;

(g)	Verifying shareholder requests for changes to account information;

(h)	Handling correspondence from Shareholders about their accounts;

(i)	Assisting in establishing and maintaining Shareholder accounts with the Fund;

(j)	Issuing confirmations for transactions by Shareholders;

(k)	Performing similar account administrative services;

(l)	Providing such other shareholder services as the Fund or a Shareholder may reasonably request, to the extent permitted by applicable law.

2.3. OTHER RELATED SERVICES. Other Related Services include:

(a)	Aggregating and processing purchase and redemption orders for Shares;

(b)	Providing Shareholders with account statements showing their purchases, redemptions, tenders or repurchases (as applicable), and positions in the applicable Fund;

(c)	Processing dividend payments for the applicable Fund;

(d)	Providing sub-accounting services to the Fund for Shares held for the benefit of Shareholders;

(e)

Forwarding communications from the Fund to Shareholders, including proxy statements and proxy solicitation materials, shareholder reports, dividend and tax notices, and supplements and updated Prospectuses and Statements of Additional Information;

(f)	Receiving, tabulating, and transmitting proxies executed by Shareholders;

(g)	Facilitating the transmission and receipt of funds in connection with Shareholder orders to purchase, redeem, tender or repurchase (as applicable) or exchange Shares;

(h)	Developing and maintaining the Fund’s website (as applicable);

(i)	Developing and maintaining facilities to enable transmission of Share transactions by electronic and non-electronic means;

(j)	Providing support and related services to financial intermediaries in order to facilitate their processing of orders and communications with Shareholders;

(k)	Providing transmission and other functionalities for Shares included in investment, retirement, asset allocation, cash management, or sweep programs or similar programs or services;

(l)	Developing and maintaining check writing functionality (if applicable).

2.4. SUBCONTRACTING BY SHAREHOLDER SERVICING AGENT. Shareholder Servicing Agent (or its affiliate) shall perform any combination of the Shareholder Services and Other Related Services described in Sections 2.2 and 2.3 of this Agreement for Shareholders and may subcontract for the performance of some or all of these services with financial intermediaries:

(a)	Who are record owners of Shares;

(b)	With whom Shareholders have established an account that invests in Shares;

(c)

Who otherwise provide Shareholder Services and Other Related Services for Shareholders. Such financial intermediaries may include, without limitation, any person who is an affiliate of Shareholder Servicing Agent. Unless a Fund otherwise expressly agrees in writing, Shareholder Servicing Agent shall be to the same extent responsible to the Fund for the acts or omissions of any subcontractor or sub-agent as it would be liable to the Fund for its own acts or omissions.

2.5. PROVISION OF SERVICES. Shareholder Servicing Agent (or its affiliate) shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Shareholder Servicing Agent’s business, or any personnel employed by the Shareholder Servicing Agent) as may be reasonably necessary or beneficial in order to provide the services specified in Sections 2.2 and 2.3 of this Agreement to Shareholders. Shareholder Servicing Agent and its officers and employees will, upon request, be available during normal business hours to consult with each Fund, the Board of Trustees or Directors, as applicable (the “Board”), of each Fund, or their designees concerning the performance of the Shareholder Servicing Agent’s responsibilities under this Agreement. In addition, Shareholder Servicing Agent will furnish such information to each Fund, the Board, or their designees as they may reasonably request concerning the provision of the Shareholder Services and Other Related Services, specified in Sections 2.2 and 2.3 of this Agreement, and will otherwise cooperate with the Fund, the Board, and their designees (including, without limitation any auditors or counsel designated by the Fund or its Board).

3.

FEES. As full compensation for the Shareholder Services and Other Related Services described in Sections 2.2 and 2.3 of this Agreement and expenses incurred by the Shareholder Servicing Agent in providing such services, the Fund, with respect to the Shares set forth on Schedule B, shall pay the Shareholder Servicing Agent a fee at an annual rate as set forth on Schedule B to this Agreement.

4.

INFORMATION PERTAINING TO THE SHARES; ETC. No person is authorized to make any representations concerning the Funds or any Shares except those representations contained in the applicable Fund’s then-current Prospectus and Statement of Additional Information and in such printed information as the applicable Fund or the principal underwriter for the Fund may prepare or approve. Shareholder Servicing Agent further agrees to deliver to Shareholders, upon request of the Fund, copies of any supplements and amended Prospectuses and Statements of Additional Information or other information prepared for distribution to Shareholders. During the term of this Agreement, each Fund agrees to furnish Shareholder Servicing Agent all Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders, and other material the Fund or its agents will distribute to shareholders of each Fund.

5.

USE OF SHAREHOLDER SERVICING AGENT’S NAME. The Funds shall not use the name of Shareholder Servicing Agent in any Prospectus, sales literature, or other material relating to the Fund in a manner not approved by Shareholder Servicing Agent prior thereto in writing; PROVIDED, HOWEVER, that the approval of Shareholder Servicing Agent shall not be required for any use of its name in a manner that merely refers in accurate and factual terms to its appointment hereunder or which is required by the Commission or any state securities authority or any other appropriate regulatory, governmental, or judicial authority; PROVIDED, FURTHER, that in no event shall such approval be unreasonably withheld or delayed.

6.

USE OF THE FUND’S NAME. Shareholder Servicing Agent shall not use the name of the Fund on any checks, bank drafts, bank statements, or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; PROVIDED, HOWEVER, that the approval of the Fund shall not be required for the use of the Fund’s name in connection with communications permitted by Sections 2 and 4 of this

Agreement or for any use of the Fund’s name in a manner that merely refers in accurate and factual terms to Shareholder Servicing Agent’s role hereunder or which is required by the Commission or any state securities authority or any other appropriate regulatory, governmental, or judicial authority; PROVIDED, FURTHER, that in no event shall such approval be unreasonably withheld or delayed.

7.

SECURITY. Shareholder Servicing Agent represents and warrants that the various procedures and systems that (a) it has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause any Fund records and other data and Shareholder Servicing Agent’s records, data, equipment, facilities, and other property used in the performance of its obligations hereunder are adequate and (b) it will make such changes in such procedures and systems that, from time to time, in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and the Fund shall, from time to time, specify the types of records and other data of the Fund to be safeguarded in accordance with this Section 7.

8.

COMPLIANCE WITH LAWS; ETC. Shareholder Servicing Agent shall comply with all applicable federal and state securities laws and regulations. Shareholder Servicing Agent represents and warrants to the Fund that the performance of all its obligations hereunder will comply with all applicable securities laws and regulations, the provisions of its charter documents and bylaws, and all material contractual obligations binding upon Shareholder Servicing Agent.

9.

LIABILITY AND FORCE MAJEURE. Shareholder Servicing Agent shall not be liable or responsible for any loss, interruption, delay, or error including any loss, interruption, delay, or error by reason of circumstances beyond its control (which includes but is not limited to, acts of civil or military authority, national emergencies, labor difficulties, fire, equipment failure, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, terrorism, riots, or failure of communication or power supply), PROVIDED, that any loss, interruption, delay, or error is not caused by the willful misfeasance, bad faith, or gross negligence of Shareholder Servicing Agent, its officers, employees, or agents in the performance of the Shareholder Servicing Agent’s duties and obligations under this Agreement or from the reckless disregard by the Shareholder Servicing Agent, its officers, employees, or agents of the Shareholder Servicing Agent’s duties or obligations under this Agreement.

10.	INDEMNIFICATION.

10.1. INDEMNIFICATION OF SHAREHOLDER SERVICING AGENT. Each Fund will indemnify and hold Shareholder Servicing Agent harmless, from all losses, claims, damages, liabilities, or expenses (including reasonable fees and disbursements of counsel) from any claim, demand, action, or suit (collectively, “Claims”) (a) arising in connection with material misstatements or omissions in the applicable Fund’s Prospectuses, Statements of Additional Information, proxy statements, proxy solicitation materials, reports to shareholders, or other materials prepared by the Fund or its agents for distribution to the shareholders of each Fund, actions or inactions by the Fund or any of its agents or contractors or the performance of Shareholder Servicing Agent’s obligations hereunder and (b) not resulting from the willful misfeasance, bad faith, or gross negligence of Shareholder Servicing Agent, its officers, employees, or agents, in the performance of Shareholder Servicing Agent’s duties or obligations under this

Agreement or from the reckless disregard by Shareholder Servicing Agent, its officers, employees, or agents of Shareholder Servicing Agent’s duties and obligations under this Agreement. Notwithstanding anything herein to the contrary, each Fund will indemnify and hold Shareholder Servicing Agent harmless from any and all losses, claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of Shareholder Servicing Agent’s acting in accordance with any written instructions reasonably believed by Shareholder Servicing Agent to have been executed by any person duly authorized by the Fund, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by Shareholder Servicing Agent to have been genuine and signed, countersigned, or executed by a person duly authorized by the Fund.

In any case in which the Fund may be asked to indemnify or hold Shareholder Servicing Agent harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and Shareholder Servicing Agent shall use reasonable care to identify and notify the Fund promptly concerning any situation that presents or appears likely to present a claim for indemnification by the Fund. The Fund shall have the option to defend Shareholder Servicing Agent against any Claim which may be the subject of indemnification under this Section 10.1. In the event that the Fund elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to Shareholder Servicing Agent. Shareholder Servicing Agent may retain additional counsel at its expense. Except with the prior written consent of the Fund, Shareholder Servicing Agent shall not confess any Claim or make any compromise in any case in which the Fund will be asked to indemnify Shareholder Servicing Agent.

10.2. INDEMNIFICATION OF THE FUND. Without limiting the rights of the Funds under applicable law, Shareholder Servicing Agent will indemnify and hold each Fund harmless from all losses, claims, damages, liabilities, or expenses (including reasonable fees and disbursements of counsel) from any Claim (a) resulting from the willful misfeasance, bad faith, or gross negligence of Shareholder Servicing Agent, its officers, employees, or agents, in the performance of Shareholder Servicing Agent’s duties and obligations under this Agreement or from the reckless disregard by Shareholder Servicing Agent, its officers, employees, or agents of Shareholder Servicing Agent’s duties and obligations under this Agreement, and (b) not resulting from Shareholder Servicing Agent’s actions in accordance with written instructions reasonably believed by Shareholder Servicing Agent to have been executed by any person duly authorized by the Fund, or in reliance upon any instrument or stock certificate reasonably believed by Shareholder Servicing Agent to have been genuine and signed, countersigned, or executed by a person authorized by the Fund.

In any case in which Shareholder Servicing Agent may be asked to indemnify or hold the Fund harmless, Shareholder Servicing Agent shall be advised of all pertinent facts concerning the situation in question and the Fund shall use reasonable care to identify and notify Shareholder Servicing Agent promptly concerning any situation that presents or appears likely to present a claim for indemnification by Shareholder Servicing Agent. Shareholder Servicing Agent shall have the option to defend the Fund against any Claim which may be the subject of indemnification under this Section 10.2. In the event that Shareholder Servicing Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by Shareholder Servicing Agent and reasonably satisfactory to the Fund. The Fund may retain additional counsel at its expense. Except with the prior written consent of Shareholder Servicing Agent, the Fund shall not confess any Claim or make any compromise in any case in which Shareholder Servicing Agent will be asked to indemnify the Fund.

10.3. SURVIVAL OF INDEMNITIES. The indemnities granted by the parties in this Section 10 shall survive the termination of this Agreement.

11.	INSURANCE. Each of the parties shall maintain reasonable insurance coverage against any and all liabilities that may arise in connection with the performance of this Agreement.

12.	FURTHER ASSURANCES. Each party agrees to perform such further acts and execute further documents as are necessary to effectuate the purposes hereof.

13.

TERMINATION. This Agreement shall become effective as first written above, and, unless sooner terminated as provided herein, shall continue until one year thereafter. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Fund’s Board who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated without penalty, on not less than 60 days prior written notice, by the Fund’s Board or by the Shareholder Servicing Agent. The termination of this Agreement with respect to one Fund shall not result in the termination of this Agreement with respect to any other Fund. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.)

14.

PRIVACY. Shareholder Servicing Agent acknowledges and agrees on behalf of itself and its directors, officers, and employees that it may receive from financial intermediaries or the Funds other information, or access to information, about shareholders of the Funds who are “customers” or “consumers” generally as such terms are defined under Regulation S-P (17 CFR 248.1 - 248.30) (collectively, “Shareholder Information”) including, but not limited to, non-public personal information such as a customer’s name, address, telephone number, account relationships, account numbers, account balances, and account histories. All information, including Shareholder Information, obtained pursuant to this Agreement shall be considered confidential information. Shareholder Servicing Agent shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including its use under sections 248.14 and 248.15 of Regulation S-P in the ordinary course of carrying out the purposes of this Agreement. Shareholder Servicing Agent agrees to:

(a)	Limit access to Shareholder Information which is obtained pursuant to this Agreement to employees who have a need to know such Shareholder Information to effect the purposes of this Agreement;

(b)	Safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement; and

(c)	Use Shareholder Information obtained pursuant to this Agreement only to carry out the purposes for which the Shareholder Information was disclosed and for no other purpose.

Shareholder Servicing Agent shall not, directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P or applicable law.

15.

NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of Shareholder Servicing Agent to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

16.	CHANGES; AMENDMENTS. This Agreement may be amended only by mutual written consent.

17.

NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to Shareholder Servicing Agent at 270 Park Avenue, New York, NY 10017 or (2) to the Fund at 390 Madison Avenue, New York, New York 10017, or at such other address as either party may designate by notice to the other party.

18.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

19.	EXECUTION OF COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same Agreement.

20.

THE FUNDS. The obligations of the Fund (or particular series or class thereof) entered into in the name or on behalf thereof by any Board member, representative, or agent of the Fund (or particular series or class thereof) are made not individually, but in such capacities, and are not binding upon any Board member, shareholder, representative, or agent of the Fund (or particular series or class thereof) personally, but bind only the assets of the Fund (or particular series or class thereof), and all persons dealing with any series and/or class of Shares of the Fund must look solely to the assets of the Fund belonging to such series and/or class for the enforcement of any claims against the Fund (or particular series or class thereof).

The execution and delivery of this Agreement have been authorized by the Board members, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Board members nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund (or particular series or class thereof) as provided in the Fund’s organizational documents.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

JPMorgan Public and Private Income Fund
JPMorgan Credit Markets Fund

/s/ Timothy J. Clemens
By:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

ACCEPTED BY:

J.P. MORGAN INSTITUTIONAL INVESTMENTS INC.

/s/ James A. Hoffmann
By:	James A. Hoffmann
Title:	Executive Director

SCHEDULE A

TO THE SHAREHOLDER SERVICING AGREEMENT

(EFFECTIVE AS OF JUNE 16, 2026)

NAME OF THE FUND

NAME OF ENTITY	STATE AND FORM OF ORGANIZATION

JPMorgan Credit Markets Fund	Delaware statutory trust

JPMorgan Public and Private Income Fund	Delaware statutory trust

SCHEDULE B

TO THE SHAREHOLDER SERVICING AGREEMENT

(EFFECTIVE AS OF JUNE 16, 2026)

NAME	FORMER NAME	SHARE CLASS	SHAREHOLDER SERVICING FEE *
JPMorgan Credit Markets Fund	N/A	A	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)

		S	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)

		I	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)

JPMorgan Public and Private Income Fund	N/A	A	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)

		S	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)

		I	0.25% (Annual rate expressed as a percentage of the average daily net assets, computed daily and payable monthly in arrears)